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                           SIXTH AMENDMENT TO
          AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


       THIS SIXTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the "Amendment") is dated as of August 9, 1996, and is by and among AMERICABLE, INC., a Minnesota corporation ("Americable"), TRANSITION NETWORKS, INC. f/k/a Transition Engineering, Inc., a Minnesota corporation ("Transition"), and CABLE DISTRIBUTION SYSTEMS, INC., a Georgia corporation ("Cable") (Americable, Transition and Cable are hereinafter each individually referred to as a "Borrower" and collectively as the "Borrowers") and FIRST BANK NATIONAL ASSOCIATION, a national banking association (the "Bank"). Capitalized terms not otherwise expressly defined herein shall have the meanings set forth in the Loan Agreement.

RECITALS

       WHEREAS, the Borrowers and the Bank are parties to an Amended and Restated Loan and Security Agreement, dated as of June 1, 1993, as amended by a First Amendment dated as of November 29, 1993, a Waiver, a Second Amendment dated March 3, 1995, a Third Amendment dated May 31, 1996, a letter amendment dated June 28, 1996 and a letter amendment dated July 31, 1996 (as so amended, the "Loan Agreement");

       WHEREAS, the Borrowers and the Bank desire to further amend the terms of the Loan Agreement;

       NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                   ARTICLE I - AMENDMENTS TO THE LOAN AGREEMENT

       1.1 Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

              (a) the definition of "Borrower" and "Borrowers" set forth in the preamble to the Loan Agreement is hereby amended in its entirety to read as follows:

                     "Americable and Cable are hereinafter each individually referred to as a 'Borrower' and collectively as the 'Borrowers'.

              (b) the definitions of "Business Day", "EBITDA", "Guarantor", "Guaranty Documents", "Obligations", "Subordinated Debt", "Subordination Agreement", "Tangible Net Worth" and "Termination Date" appearing in Section 1.1 of the Loan
                    Agreement are hereby respectively amended in their entirety to read as follows:


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                    "'Business Day':  Any day (other than a Saturday, Sunday
                      or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and, with respect to Eurodollar Advances, a day on which dealings in Dollars may be carried on by the Bank in the interbank eurodollar market.

                     'EBITDA':  For any period of determination, the
                      unconsolidated net income of Americable before provision for income taxes, interest expense (including, without limitation, implicit interest expense on Capitalized Leases), depreciation, and amortization, all as determined in accordance with GAAP, excluding therefrom (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar non-operating losses during such period.

                     'Guarantor':  Transition Networks, Inc. f/k/a Transition
                      Engineering, Inc., a Minnesota corporation.

                     'Guaranty Documents':  The Transition Loan Agreement and
                      that certain Guaranty, dated as of the date hereof made by the Guarantor in favor of the Bank.

                     'Obligations':  All of the liabilities, obligations and
                      indebtedness of the Borrowers or the Guarantor to the Bank of any kind or nature, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, and including, without limitation, (a) the Borrowers' and the Guarantor's obligations under the Loan Documents or the Transition Loan Documents, including obligations of performance, (b) the Borrower's and the Guarantor's obligations with respect to any "Letter of Credit" or any "Application" described in this Agreement or the Transition Loan Agreement, and (c) interest, charges, expenses, Attorneys' Fees and other sums chargeable to the Borrower or the Guarantor by the Bank under the Loan Documents or the Transition Loan Documents. "Obligations" shall also include any and all amendments, extensions, renewals, refundings or refinancings of any of the foregoing.

                     'Subordinated Debt':  All Indebtedness of Americable or
                      Transition to NSU which is subordinated pursuant to a Subordination Agreement and that portion of any liabilities, obligations or Indebtedness of any Borrower which contains terms satisfactory to the Bank and is subordinated, in a manner satisfactory to the Bank, as to right and time of payment of principal and interest thereon, to any and all of the Obligations.


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                     'Subordination Agreement':  That certain Subordination
                      Agreement dated as of May 30, 1991 (the 'Americable Subordination Agreement') among Americable, NSU and if the Americable Spin-off occurs, any Subordination Agreement among Transition, NSU and the Bank containing terms substantially similar to the Americable Subordination Agreement and, in each case, each of the other documents delivered in connection therewith.

                     'Tangible Net Worth':  As of any date of determination, the sum of the amounts set forth on the unconsolidated balance sheet of Americable as the common stock, preferred stock, additional paid-in capital, and retained earnings of Americable (excluding treasury stock), less the book value of all assets of Americable that would be treated as intangible assets under GAAP, including, without limitation, all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expense and unamortized deferred charges.

                     'Termination Date':  June 30, 1998, or such later date to
                      which the Termination Date may be extended pursuant to
                      Section 12.6."

              (c) Section 1.1 of the Loan Agreement is further amended to add the following new definitions of "Advance", "Americable Spin-off", "Consolidated EBITDA", "Consolidated Tangible Capital Base", "Consolidated Tangible Net Worth", "Eurodollar Advance", "Eurodollar Interbank Rate", "Eurodollar Rate (Reserve Adjusted)", "Eurodollar Rate Interest Period", "Reference Rate Advance", "Transition Loan Agreement", "Transition Guaranty" and "Transition Loan Documents" in proper alphabetical order:

                     "'Advance':  The portion of the outstanding Revolving Loans bearing interest at the same type of interest rate, and in the case of Eurodollar Advances, for an identical Eurodollar Rate Interest Period, provided that all Reference Rate Advances shall be deemed a single Advance. An Advance may be a "Eurodollar Advance" or a "Reference Rate Advance" (each, a "type" of Advance).

                      'Americable Spin-off':  NSU's spin-off of not less than
                       90% of its stock ownership in Americable to NSU's shareholders.

                      'Consolidated EBITDA':  For any period of determination,
                       the consolidated net income of Americable and its Subsidiaries before provision for income taxes, interest expense (including, without limitation, implicit interest expense on Capitalized Leases), depreciation, and amortization, all as determined in accordance with GAAP, excluding therefrom (to the extent included): (a) non-operating gains (including, without limitation,

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                       extraordinary or nonrecurring gains, gains from
                       discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar non-operating losses during such period.

                      'Consolidated Tangible Capital Base':  The total of (a)
                       Consolidated Tangible Net Worth, plus (b) Subordinated Debt plus (c) the aggregate unpaid accrued interest on all Subordinated Debt of Americable and its Subsidiaries owing to NSU, plus or minus (as the case may be) (d) Americable's foreign exchange translation adjustment for the conversion of Canadian dollars into United States dollars.

                      'Consolidated Tangible Net Worth':  As of any date of
                       determination, the sum of the amounts set forth on the consolidated balance sheet of Americable as the common stock, preferred stock, additional paid-in capital, and retained earnings of Americable (excluding treasury stock), less the book value of all assets of Americable and its consolidated Subsidiaries that would be treated as intangible assets under GAAP, including, without limitation, all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expense and unamortized deferred charges.

                      'Eurodollar Advance':  An Advance designated as such in a
                       notice of borrowing under Section 2.5(a) or a notice of continuation or conversion under Section 2.13.

                      'Eurodollar Interbank Rate':  The offered rate for
                       deposits in United States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%), for delivery of such deposits on the first day of an Eurodollar Rate Interest Period of a Eurodollar Advance, for the number of days comprised therein, which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the day that is two Business Days preceding the first day of the Eurodollar Rate Interest Period of such Eurodollar Advance or the rate determined by the Bank at such time based on such other published service of general application as shall be selected by the Bank for such purpose. If the Reuters Screen LIBO Page or such other service does not report such rates or such rates do not, in the judgment of the Bank, accurately reflect the rates of interest applicable to the Bank in the relevant markets, the rate for such Eurodollar Rate Interest Period shall be determined by the Bank based on rates offered to the Bank for United States Dollar deposits in the interbank eurodollar market. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO Page on that service for the purpose of displaying London interbank offered rates of major banks for United States Dollar deposits).


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                      'Eurodollar Rate (Reserve Adjusted)':  A rate per annum
                       (rounded upward, if necessary, to the nearest 1/16 of 1%) calculated for the Eurodollar Rate Interest Period of a Eurodollar Advance in accordance with the following formula:

                         ERRA = Eurodollar Interbank Rate
                         1.00 - ERR

                       In such formula, "ERR" means "Eurodollar Reserve Rate" and "ERRA" means "Eurodollar Rate (Reserve Adjusted)", in each instance determined by the Bank for the applicable Eurodollar Rate Interest Period. The Bank's determination of all such rates for any Eurodollar Rate Interest Period shall be conclusive in the absence of any manifest error.

                      'Eurodollar Rate Interest Period': With respect to any
                       Eurodollar Advance, the period which shall begin on (and include) the date of the initial borrowing of such Eurodollar Advance or the date of the conversion of any other type of Loan into a Eurodollar Advance or the date of the continuation of a Eurodollar Advance as a Eurodollar Advance upon the termination of the Eurodollar Rate Interest Period then applicable thereto and, unless the final maturity of such Eurodollar Advance is accelerated, shall end on (but exclude) the date which is one, two, three, six or twelve months thereafter as selected by the Borrowers; provided, however, that: (x) any such Eurodollar Rate Interest Period which would otherwise end on a day not a Business Day shall end on the next succeeding Business Day unless such extension would cause the last day of such Eurodollar Rate Interest Period to fall in the next following calendar month, in which event the last day of such Eurodollar Rate Interest Period shall occur on the next preceding Business Day;
                       (y) no Eurodollar Rate Interest Period may end later than the scheduled Termination Date; and (z) any Eurodollar Rate Interest Period which begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Eurodollar Rate Interest Period) shall end on the last Business Day of the calendar month at the end of such Eurodollar Rate Interest Period.

                      'Eurodollar Reserve Rate':  A percentage equal to the
                       daily average during such Eurodollar Rate Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Bank the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the Eurocurrency Reserve

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                       Requirement shall reflect any reserves required to be
                       maintained by the Bank against (i) any category of liabilities that includes deposits by reference to which the Eurodollar Interbank Rate is to be determined, or
                       (ii) any category of extensions of credit or other assets that includes Eurodollar Advances.

                      'Reference Rate Advance':  An Advance designated as such
                       in a notice of borrowing under Section 2.5(a) or a notice of continuation or conversion under Section 2.13.

                      'Transition Loan Agreement':  That certain Loan and
                       Security Agreement dated as of August 9, 1996 between Transition and the Bank as it may be amended, modified, supplemented, restated or replaced from time to time.

                      'Transition Guaranty':  That certain Guaranty dated as of
                       August 9, 1996 made by the Borrowers in favor of the Bank guaranteeing the payment of Transition's "Obligations" under the Transition Loan Agreement as it may be amended, modified, supplemented, restated or replaced from time to time.

                      'Transition Loan Documents': The "Loan Documents" as
                       defined in the Transition Loan Agreement, in each case as amended, modified, supplemented, restated or replaced from time to time."

              (c) Section 2.1.1. is amended by adding the following new subsection (c):

                    (c) The Revolving Loans shall be constituted of Eurodollar Advances and Reference Rate Advances, as shall be selected by the Borrower, except as otherwise provided herein. Any combination of types of Advances may be outstanding at the same time, except that the total of outstanding Eurodollar Advances shall not exceed $1,500,000 at any one time. Each Eurodollar Advance shall be in a minimum amount of $100,000.00 or in an integral multiple of $100,000.00 above such amount.

              (d)  Section 2.5(a) is amended in its entirety to read as follows:

                   "(a) Any request by the Borrower for a Revolving Loan, except for Overdraft Loans, shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Bank not later than:

                          (I) 1:00 p.m., Minneapolis time, on the date of the
                                requested Loan, if the Loan shall be comprised of Reference Rate Advances; or

                            (ii) 11:00 a.m., Minneapolis time, two Business Days
                                 prior to the date of the requested Loan, if the Loan shall be, or shall include, a Eurodollar Advance.


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                         Each request for a Revolving Loan shall specify (i) the
                         borrowing date (which shall be a Business Day), (ii) the amount of such Loan and the type or types of Advances comprising such Loan, and (iii) if such Loan shall include Eurodollar Advances, the initial Eurodollar Rate Interest Periods for such Advances. Unless the Bank determines that any applicable condition specified in Article VI has not been satisfied, the Bank will make the amount of the requested Loan available to the Borrower at the Bank's principal office in Minneapolis, Minnesota, in immediately available funds not later than 2:00 p.m., Minneapolis time, on the date requested. Failure to confirm any such telephonic notice or otherwise comply with the provisions of this Section 2.5(a) shall not in any manner affect the obligations of the Borrower to repay such Loan in accordance with the terms of this Agreement."

              (e)  Section 2.5(c) is amended in its entirety to read as follows:

                   "(c) The Borrowers further agree to provide to the Bank a current borrowing base certificate ("Borrowing Base Certificate") within 15 days after the end of each month and at such other times as the Bank may request. The Borrowing Base Certificate shall be in substantially the form of Exhibit A, executed and certified as accurate by such person or persons as the Borrower designates in writing to the Bank pursuant to duly adopted resolutions of the Borrower's Board of Directors authorizing such action."

              (f) Article II is amended by adding the following new Sections 2.13, 2.14, 2.15, 2.16, 2.17 and 2.18:

                   Section 2.13 Continuation or Conversion of Loans. The Borrowers may elect to: (a) continue any outstanding Eurodollar Advance from one Eurodollar Rate Interest Period into a subsequent Eurodollar Rate Interest Period to begin on the last day of the earlier Eurodollar Rate Interest Period; or (b) convert any outstanding Advance into another type of Advance (on the last day of an Eurodollar Rate Interest Period only, in the instance of a Eurodollar Advance), by giving the Bank telephonic notice promptly confirmed in writing given so as to be received by the Bank not later than: (r) 1:00 p.m., Minneapolis time, on the date of the requested continuation or conversion if the continuing or converted Advance shall be a Reference Rate Advance; or (s) 11:00 a.m., Minneapolis time, two Business Days prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Eurodollar Advance. Each notice of continuation or conversion of an Advance shall specify: (x) the effective date of the continuation or conversion date (which shall be a Business
                   Day); (y) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth in Section 2.1.1(c)); and (z)

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                   for continuation as, or conversion into, Eurodollar Advances, the Eurodollar Rate Interest Periods for such Advances.
                   Absent timely notice of continuation or conversion, each Eurodollar Advance shall automatically convert into a Reference Rate Advance on the last day of an applicable Eurodollar Rate Interest Period, unless paid in full on such last day. No Advance shall be continued as, or converted into, a Eurodollar Advance if the shortest Eurodollar Rate Interest Period for such Advance may not transpire prior to the Termination Date or if an Event of Default or Unmatured Event of Default shall exist.

                   Section 2.14 Funding Losses. The Borrowers will indemnify the Bank upon demand against any loss or expense which the Bank may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Advance) as a consequence of:
                   (a) any failure of the Borrowers to make any payment when due of any amount due hereunder or under any Note; (b) any failure of the Borrowers to borrow, continue or convert an Advance on a date specified therefor in a notice thereof; or
                   (c) any payment (including, without limitation, any payment pursuant to Section 2.1(b) or Section 2.14), prepayment or conversion of any Eurodollar Advance on a date other than the last day of the Eurodollar Rate Interest Period for such Advance. Any demand made by the Bank pursuant to this
                   Section 2.14 shall be accompanied by a calculation, in reasonable detail, of the amount demanded. Determinations by the Bank for purposes of this Section 2.14 of the amount required to indemnify the Bank shall be conclusive in the absence of manifest error.

                   Section 2.15 Increased Costs. If, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

                    (a) any tax, duty or other charge with respect to any Loan, the Note or this Agreement is imposed, modified or deemed applicable, or the basis of taxation of payments to the Bank of interest or principal of any Loan or of the Non-Use Fee (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office) is changed;

                    (b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank is imposed, modified or deemed applicable;

                          (c) any increase in the amount of capital required or
                              expected to be maintained by the Bank or any person controlling the Bank is imposed, modified or deemed applicable; or

                          (d) any other condition affecting this Agreement is
                              imposed on the Bank or the relevant funding markets;

                   and the Bank determines that, by reason thereof, the cost to the Bank of making or maintaining the Revolving Loans or this Agreement is increased, or the amount of any sum receivable by the Bank hereunder or under the Note is reduced; then, the Borrowers shall pay to the Bank upon demand such additional amount or amounts as will compensate the Bank (or the controlling person in the instance of (iii) above) on an after-tax basis for such additional costs or reduction (provided that the Bank has not been compensated for such additional cost or reduction in the calculation of the "Eurodollar Reserve Rate"). Determinations by the Bank for purposes of this Section of the additional amounts required to compensate the Bank shall be conclusive in the absence of manifest error. In determining such amounts, the Bank may use any reasonable averaging, attribution and allocation methods.

                   Section 2.16 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If the Bank determines (which determination shall be conclusive and binding on the parties hereto) that:

                    (a) deposits of the necessary amount for the relevant Eurodollar Rate Interest Period for any Eurodollar Advance are not available to the Bank in the relevant market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Eurodollar Interbank Rate for such Eurodollar Rate Interest Period;

                    (b) the Eurodollar Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Bank of making or funding the Eurodollar Advance for its relevant Eurodollar Rate Interest Period; or

                    (c) the making or funding of Eurodollar Advances has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Bank, materially and adversely affects such Advances or the Bank's obligation to make Advances or the relevant market;

                   the Bank shall promptly give notice of such determination to the Borrowers, and (i) any notice of a new Eurodollar Advance previously given by the Borrowers and not yet borrowed or converted shall be deemed to be a notice to make a Reference Rate Advance and (ii) the Borrowers shall be obligated to either prepay in full any outstanding Eurodollar Advances without premium or penalty on the last day of the current Eurodollar Rate Interest Period with respect thereto or convert any such Eurodollar Advance to a Reference Rate
                   Loan Advance on such last day.

                   Section 2.17 Illegality. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason subsequent to the date of this Agreement, it shall become unlawful or impossible for the Bank to make or fund any Eurodollar Advance, the obligation of the Bank to provide such Advance shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for the Bank to continue any Eurodollar Advance previously made by it hereunder, the Bank shall, upon the happening of such event, notify the Borrowers thereof in writing, and the Borrowers shall, at the time notified by the Bank, either convert each such unlawful Advance to a Reference Rate Advance or repay such Advance in full, together with accrued interest thereon, subject to the provisions of Section 2.14.

                   Section 2.18 Discretion of the Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loans made by it in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Advance during the Eurodollar Rate Interest Period for such Advance through the purchase of deposits having a term corresponding to such Eurodollar Rate Interest Period and bearing an interest rate equal to the Eurodollar Interbank Rate for such Eurodollar Rate Interest Period (whether or not the Banks shall have granted any participations in such Loans)".

              (g) The last sentence of Section 5.5 is amended in its entirety to read as follows:

                    "Any and all such inspections and/or audits shall be at the Borrowers' expense and the Bank may charge a Disbursement Account or any other account of the Borrowers with the Bank or advance the amount thereof to the Borrowers as a Revolving Loan; provided that, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrowers' obligations to reimburse the Bank for its inspections and/or audits shall be limited to $450 per day and an aggregate amount of $4,000 during each calendar year determined on a consolidated basis for inspections and/or audits under this Agreement and the Transition Loan Agreement, plus, in all cases, the Bank's out-of pocket costs and expenses, provided, further that any such inspection and/or audits made while any Event of

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                    Default or Unmatured Event of Default has occurred and is
                    continuing shall not be subject to such limitation."

              (h) Section 6.12(a) is amended in its entirety to read as follows:

                    "(a) Indebtedness under the terms of this Agreement and
                         other Indebtedness to the Bank;".

              (i)  Section 6.14 is amended in its entirety to read as follows:

                    "6.14 Contingent Liabilities. Except for the Transition Guaranty, either: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person."

              (j)  Section 7.1(a) is amended in its entirety to read as follows:

                    "(a) Non Payment. The Borrowers or any other Obligor shall fail to pay, when due or declared due, any of the Obligations;".

              (k)  Section 7.1(b) is amended in its entirety to read as follows:

                    "(b) Non-Payment of Other Indebtedness. Any Borrower, any other Obligor or any Subsidiary shall fail to pay, when due, whether by acceleration or otherwise (subject to any applicable grace period), any Indebtedness of, or guaranteed by, any Borrower, any other Obligor or any Subsidiary;"

              (l)  Section 7.1(d) is amended in its entirety to read as follows:

                    "(d) Other Obligations. Any Borrower, any other Obligor or any Subsidiary shall fail to pay, when due, whether by acceleration or otherwise, or perform or observe (subject to any applicable grace period or waiver of such default) (i) any obligation or agreement of any Borrower, any other Obligor or any Subsidiary to or with the Bank (other than any Obligation) or (ii) any material obligation or agreement of any Borrower, any other Obligor or any Subsidiary to or with any other Person (other than (A) any such material obligation or agreement constituting or related to Indebtedness, (B) accounts payable arising in the ordinary course of business, and (C) any material obligation or agreement of any Subsidiary to any Borrower or to any other Subsidiary), except only to the extent that the occurrence of any such failure is being contested by such Borrower, such other Obligor or such Subsidiary, as the case may be, in good faith and by appropriate proceedings and such Borrower, such other Obligor or such Subsidiary, as applicable, shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP;".

              (m)  Section 7.1(o) is amended in its entirety to read as follows:

                    "(o) Ownership. (i) So long as the Americable Spin-off has not occurred, NSU shall cease to own at least 90% of the shares of all voting stock of Americable; or (ii) Americable shall cease to own at least 90% of the shares of all voting stock of Transition and Cable."

              (n) Supplement A attached to the Loan Agreement is hereby deleted and Supplement A (Amended 8/9/96) attached to this Amendment is substituted therefor. All references in the Loan Agreement to "Supplement A" shall be references to Supplement A (Amended 8/9/96).

              (o) The Borrowing Base Certificate attached to the Loan Agreement as Exhibit A is hereby amended to conform to Exhibit A (Amended 8/9/96) attached to this Amendment.

       1.2 Construction. All references in the Loan Agreement to "this Agreement," herein" and similar references shall be deemed to refer to the Loan Agreement as amended this Amendment.

                    ARTICLE II - REPRESENTATIONS AND WARRANTIES

       To induce the Bank to enter into this Amendment and to make and maintain the Loans under the Loan Agreement as amended hereby, the Borrowers hereby warrant and represent to the Bank that: (a) The execution, delivery and performance by the Borrowers of this Amendment and any other documents to which any Borrower is a party have been duly authorized by all necessary corporate or partnership action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person (including, without limitation, any stockholder or partner), do not and will not conflict with, result in any violation of or constitute any default under, any provision of such Borrower's articles of incorporation or bylaws, any agreement binding on or applicable to such Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to such Borrower or of any of its property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the such Borrower or any of its property; (b) The Loan Agreement as amended by this Amendment is the legal, valid and binding obligations of each Borrower and is enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws, rulings or decisions at the time in effect affecting the enforceability of rights of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies.

                   ARTICLE III - CONDITIONS AND EFFECTIVENESS

       This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions:

       3.1 Before and after giving effect to this Amendment, the representations and warranties in ARTICLE IV of the Loan Agreement shall be true and correct as though made on the date hereof except for changes that are permitted by the terms of the Loan Agreement. The execution by the Borrowers of this Amendment shall be deemed a representation that the Borrowers have complied with the foregoing condition.

       3.2 Before and after giving effect to this Amendment, no Event of Default or no Default, shall have occurred and be continuing under the Loan Agreement except for those expressly waived by the terms hereof. The execution by the Borrowers of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

       3.3 The Bank shall have received the following documents appropriately completed and duly executed by the Borrower and the other Obligors where appropriate:

              (a) This Amendment appropriately completed and duly executed by the Borrowers, together with a resolution of each of the Borrowers authorizing the execution and delivery of this Amendment substantially in the form of Exhibit B;

              (b) A Guaranty appropriately completed and duly executed by Transition, together with: (i) a resolution of Transition authorizing the execution and delivery of such Guaranty in form and substance satisfactory to the Bank; and (ii) an incumbency certificate of the secretary or an assistant secretary of Transition, certifying the names of the officers of Transition authorized to sign the Loan Documents to which it is a party together with the true signatures of such officers;

              (c) The Acknowledgement of NSU in form and substance satisfactory to the Bank;

              (d) The Transition Loan Documents appropriately completed and duly executed by the parties thereto together with all other approvals, opinions or documents necessary to satisfy the conditions precedent specified in Section 9.1 of the Transition Loan Agreement; and

              (e) Such other approvals, opinions or documents, as the Bank may reasonably request.

                               ARTICLE IV - GENERAL

       4.1 Expenses. The Borrowers agree to reimburse the Bank upon demand for all reasonable expenses, including reasonable fees of attorneys (who may be employees of the Bank) and legal expenses incurred by the Bank in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Borrowers hereunder, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment, which obligations of the Borrowers shall survive any termination of the Loan Agreement.

       4.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

       4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

       4.4 Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

       4.5 Successors: Enforceability. This Amendment shall be binding upon the Borrowers and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrowers and the Bank and the successors and assigns of the Bank. Except as hereby amended, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

       4.6 Recitals. The recitals hereto are incorporated herein by reference and constitute an integral part of this Amendment.

       4.7 Acknowledgement and Release. In order to induce the Bank to enter into this Amendment, the Borrowers: (a) represent and warrant to the Bank that no events have taken place and no circumstances exist at the date hereof which would give the Borrowers the right to assert a defense, offset or counterclaim to any claim by the Bank for payment of the Obligations; and (b) hereby release and forever discharge the Bank and its successors, assigns, directors, officers, agents, employees and participants from any and all actions, causes of action, suits, proceedings, debts, sums of money, covenants, contracts, controversies, claims and demands, at law or in equity, which the Borrowers ever had or now have against the Bank or its successors, assigns, directors, officers, agents, employees or participants by virtue of their relationship to the Borrowers in connection with the Loan Documents and the transactions related thereto.

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                       AMERICABLE, INC., a Minnesota corporation


By:________________________________________


Title:_____________________________________

                              TRANSITION NETWORKS, INC., a Minnesota corporation


 By:________________________________________


Title:_____________________________________


                         CABLE DISTRIBUTION SYSTEMS, INC., a Georgia corporation


 By:________________________________________


Title:_____________________________________


                 FIRST BANK NATIONAL ASSOCIATION, a national banking association


 By:_______________________________________


Title:_____________________________________

SUPPLEMENT A to AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
Dated as of JUNE 1, 1993 Among FIRST BANK NATIONAL ASSOCIATION (the "Bank") and AMERICABLE INC., and CABLE DISTRIBUTION SYSTEMS, INC. (collectively, the "Borrowers")
(AMENDED 8/9/96)



1.     Loan Agreement Reference.    This Supplement A, as it may be amended or
modified from time to time, is a part of the Amended and Restated Loan and Security Agreement, dated as of June 1, 1993, among the Borrowers and the Bank (together with all amendments, modifications and supplements thereto, the "Loan Agreement") . Terms used herein which are defined in the Loan Agreement shall have the meanings given such terms in the Loan Agreement unless the context otherwise requires.

2.     Credit Amount; Borrowing Base.

              2.1 Credit Amount. The maximum amount of Loans which the Bank will make available to the Borrowers shall not exceed FOUR MILLION AND N0/100 DOLLARS ($4,000,000) (such amount is herein called the "Credit Amount") (unless such amount is increased by the Bank in its sole and absolute discretion); provided, however, that the aggregate outstanding principal balance of the Loans plus the Letter of Credit Obligations shall not exceed the Credit Amount.

              2.2 Borrowing Base. The term "Borrowing Base," as used herein, shall mean:

              (a) an amount of up to 85% of the net amount (as determined by the Bank after deduction of such reserves and allowances as the Bank deems proper and necessary) of the Borrowers' Eligible Accounts Receivable; plus

              (b) an amount of up to the lesser of (i) 40% of the net value (the lower of the cost or market value of such Inventory as determined by the Bank on a first in first out basis and after deduction of such reserves and allowances as the Bank deems proper and necessary ) of the Borrowers' Eligible Inventory or (ii) $1,500,000.

              2.3 Bank's Rights. The Borrowers agree that nothing contained in this Supplement A (a) shall be construed as the Bank's agreement to resort or look to a particular type or item of Collateral as security for any specific Loan or advance or in any way limit the Bank's right to resort to any or all of the Collateral as security for any of the obligations, (b) shall be deemed to limit or reduce any lien on or any security interest in or upon any portion of the Collateral or other security for the Obligations or (c) shall supersede Section
                   2.10 of the Loan Agreement.

3    Interest.

              3.1 Revolving Loans. The unpaid balance of the Revolving Loans shall bear interest to maturity as follows:

              (a) Eurodollar Advances. The unpaid principal amount of each Eurodollar Advance shall bear interest prior to maturity at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) in effect for each Interest Period for such Eurodollar Advance plus 2.50% per annum.

              (b) Reference Rate Advances. The unpaid principal amount of each Reference Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Reference Rate.

              3.2 Default Rate. If any amount of the Loans is not paid when due, whether by acceleration or otherwise, the entire unpaid principal balance of the Loans (other than overdraft Loans and Over Advances) shall bear interest until paid at a rate per annum equal to the greater of (i) the Reference Rate from time to time in effect plus four percent (4%) or (ii) two percent (2%) above the rate in effect at the time such amount became due for such past due amount.

              3.3 Overdraft Loans; Over Advances. Overdraft Loans and over Advances shall bear interest at the rate(s) determined pursuant to Section 2.8 or Section 2.9 of the Credit Agreement, as applicable.

4.     Eligible Account Receivable Data.

              (a) The Account Receivable must not be unpaid on the date that is 90 days after the date of the invoice evidencing such Account Receivable.

              (b) If invoices representing 10% or more of the unpaid net amount of all Accounts Receivable from any one Account Debtor are unpaid more than 90 days after the dates of the invoices evidencing such Accounts Receivable, then all Accounts Receivable relating to such Account Debtor shall cease to be Eligible Accounts Receivable.

5. Additional Covenants. From the date of the Loan Agreement and thereafter until all of the Borrowers' Obligations under the Loan Agreement are paid in full, the Borrowers agree that, unless the Bank shall otherwise consent in writing, it will not, and will not permit any Subsidiary to, do any of the following:

              5.1 Tangible Capital Base. During each of the periods set forth below, permit the Tangible Capital Base to be less than the amount set forth below opposite such period at any time:

                   Period                               Tangible Capital Base


                   June 1, 1996 through and
                   including December 30, 1996                $3,300,000

                   December 31, 1996 through and
                   including December 30, 1997                $3,500,000

                   December 31, 1997 through and
                   including May 30, 1998                     $4,000,000

                   May 31, 1998 and thereafter                $4,750,000.


              5.2 Leverage Ratio. During each of the periods set forth below, permit the ratio of (a) the total of (i) Americable's unconsolidated Indebtedness, minus (ii) Americable's unconsolidated Subordinated Debt, minus (iii) the aggregate unpaid accrued interest on all Subordinated Debt of Americable owing to NSU, to (b) Tangible Capital Base to be greater than: (x) 2.5:1 during the period on and after June 30, 1996 to and including December 30, 1996; or (y) 2.2:1 at any time thereafter.

              5.3 Interest Coverage Ratio. Permit the ratio, as of the last day of any fiscal quarter for the period commencing on the first day of Americable's fiscal year through and including such day, of (a) Americable's unconsolidated EBITDA to (b) the total of (i) Americable's unconsolidated interest expense (including, without limitation, imputed interest expense on Capitalized Leases) minus (ii) the aggregate unpaid accrued interest on all Subordinated Debt of Americable owing to NSU, to be less than 2:1.

              5.3 Capital Expenditures. Make Capital Expenditures in an amount exceeding the following amounts determined on a consolidated basis for the Borrowers only (excluding Transition): (a) $500,000 during Americable's fiscal year ending December 31, 1996; (b) $550,000 during Americable's fiscal year ending December 31, 1997; and (c) $600,000 during any fiscal year thereafter.

              5.4 Consolidated Tangible Capital Base. During each of the periods set forth below, permit the Consolidated Tangible Capital Base to be less than the amount set forth below opposite such period at any time:

                   Period                               Tangible Capital Base


                   June 1, 1996 through and
                   including December 30, 1996                $6,800,000

                   December 31, 1996 through and
                   including December 30, 1997                $7,000,000

                   December 31, 1997 through and
                   including May 30, 1998                     $8,000,000

                   May 31, 1998 and thereafter                $9,000,000;

                   provided, however, that if Americable fails to acquire substantially all of the assets or capital stock of Threshold Technology Systems, Inc. (the "Threshold Acquisition") by September 29, 1996, then the minimum required Consolidated Tangible Net Worth shall be $7,000,000.00 on and after September 30, 1996 through and including December 30, 1996.

              5.5 Consolidated Leverage Ratio. During each of the periods set forth below, permit the ratio of (a) the total of (i) Americable's consolidated Indebtedness, minus (ii) Americable's Subordinated Debt, minus (iii) the aggregate unpaid accrued interest on all Subordinated Debt of Americable owing to NSU, to (b) Consolidated Tangible Capital Base to be greater than 2:1; provided, however, that if Americable fails to consummate the Threshold Acquisition by September 29, 1996, then the maximum permitted ratio described above shall be 2.2:1 on and after September 30, 1996.

              5.6 Consolidated Interest Coverage Ratio. Permit the ratio, as of the last day of any fiscal quarter for the period commencing on the first day of Americable's fiscal year through and including such day, of (a) Americable's Consolidated EBITDA to (b) the total of (i) Americable's consolidated interest expense (including, without limitation, imputed interest expense on Capitalized Leases) minus (ii) the aggregate unpaid accrued interest on all Subordinated Debt of Americable owing to NSU, to be less than 2:1.



Borrowers' Initials ___________

                    ___________

Bank's Initials     ___________

Date: as of August 9, 1996

                                          EXHIBIT B

CERTIFICATE


       I,                               , do hereby certify that I am the duly
appointed or elected and qualified                        Secretary and the
keeper of the records of                           , a corporation organized and
existing under the laws of the State of                   (the "Corporation")
and that the following is a true and correct copy of resolutions duly adopted by unanimous written action of the Borrower's Board of Directors on the 9th day of August 1996;

and that such resolutions are now in full force and effect, unamended, unaltered, and unrepealed:

       WHEREAS, there has been presented to the directors a form of:

       (a) Sixth Amendment (the "Sixth Amendment") to that certain Amended and Restated Loan and Security Agreement dated as of June 1, 1993 as amended by a Waiver and First Amendment dated as of November 29, 1993, a Second Amendment dated March 3, 1995, a Third Amendment dated May 31, 1996, a letter amendment dated June 28, 1996 and a letter amendment dated July 31, 1996 (as so amended, the "Americable Loan Agreement"), among this Corporation, Transition Networks, Inc.
           ("Transition"), ("     ") and First Bank National Association (the
           "Bank") pursuant to which, among other things, Transition ceases to be a "Borrower" party to the Americable Loan Agreement;

       (b) Loan and Security Agreement (the "Transition Loan Agreement") pursuant to which Transition may obtain loans and letters of credit from the Bank; and

       (c) Guaranty (the "Guaranty") pursuant to which this Corporation guaranties the payment and performance of Transition's liabilities to the Bank.

       NOW, THEREFORE, BE IT RESOLVED, that any one of the President, Secretary, Vice President or Vice President--Finance of this Corporation is authorized to execute, in the name and on behalf of this Corporation, and deliver to the Bank the Sixth Amendment and the Guaranty, and any promissory note or other instrument, document or agreement required by the Bank in connection with such Sixth Amendment or Guaranty, substantially in the form of that reviewed by the directors, except for such changes, additions or deletions as such officer(s) shall deem proper; execution by such officer(s) of an amendment, guaranty and related documents to be conclusive evidence that such officer(s) deem(s) all of the terms and provisions thereof to be proper (the executed Sixth Amendment is hereafter called the "Amendment");

       FURTHER RESOLVED, that any one of the President, Secretary, Vice President or Vice President--Finance of this Corporation be and hereby is authorized on behalf of this Corporation to borrow from time to time under the Americable Loan Agreement as amended by the Amendment, to agree to rates of interest and other terms of loans, and to repay all amounts so borrowed;

       FURTHER RESOLVED, that each officer of this Corporation be and hereby is authorized to take such action from time to time on behalf of this Corporation as he/she may deem necessary, advisable or proper in order to carry out and perform the obligations of this Corporation under the Americable Loan Agreement as amended by the Amendment, the Guaranty and all related instruments, documents and agreements;

       FURTHER RESOLVED, that all authority conferred by these resolutions shall be deemed retroactive and any and all acts authorized hereunder performed prior to the adoption of this resolution are hereby ratified, affirmed, adopted and approved;

       FURTHER RESOLVED, that the Secretary or any other officer of this Corporation is authorized to certify to said Bank a copy of these resolutions and the names and signatures of this Corporation's officers or employees hereby authorized to act, and the Bank is hereby authorized to rely upon such certificate until formally advised by a like certificate of any change therein, and is hereby authorized to rely on any such additional certificates.

       I FURTHER CERTIFY THAT the Bylaws and Articles of Incorporation previously delivered by this Corporation to said Bank have not been amended, modified or restated after the date of such delivery.

       I FURTHER CERTIFY THAT the following persons have been appointed or elected and are now acting as officers or employees of said Corporation in the capacity set before their respective names:

       TITLE                NAME                         SIGNATURE

       President            Gary L. Eizenga

       Secretary            Peter E. Flynn

       Vice President       Jeffrey J. Michael

       Vice Pres.-Finance   Thomas S. Wargolet

IN WITNESS WHEREOF, I have subscribed my name as ____________ Secretary this 9th day of August 1996.



                                           Secretary